Exhibit 99.1

Press Contact: David Rainey Debt Resolve, Inc. drainey@debtresolve.com (914) 949-5500 x238

Press Release

DEBT RESOLVE APPOINTS DAVID M. RAINEY

INTERIM CHIEF EXECUTIVE OFFICER AND ANNOUNCES
AGREEMENT WITH FINANCE 500

Tarrytown, New York (July 20, 2009) – Debt Resolve, Inc. (Pink Sheets: DRSV) announced today that David M. Rainey has been appointed Interim Chief Executive Officer, effective July 15, 2009, and that it has signed an investment banking agreement with Finance 500 of Irvine, CA to act as a financial advisor during this transition. Mr. Rainey will continue to serve as President and Chief Financial Officer. Mr. Kenneth H. Montgomery has stepped down from the Board and as Chief Executive Officer as part of a continuing restructuring process.

Mr. Rainey has been President of the company since January 2008 and Chief Financial Officer and Treasurer of the company since May 2007. He has over 20 years of experience in public company accounting and finance roles, corporate governance, Sarbanes-Oxley issues, and mergers and acquisitions. Before joining Debt Resolve, Mr. Rainey served as the Chief Financial Officer and Treasurer of Hudson Scenic Studio, where he was responsible for finance and accounting. Prior to that, he was Chief Financial Officer and Vice President of Finance at Star Gas Propane, L.P., a business unit of Star Gas Partners, L.P. Mr. Rainey also served as a senior treasury generalist and Western Region Controller at Westvaco Corporation. Mr. Rainey holds a Masters of Business Administration and a Juris Doctorate from Vanderbilt University. Mr. Rainey commented: "We are approaching the end of a two year process of completely restructuring the company. We have refocused the company on our core internet business and exited the traditional collections business. In addition, we are completing enhancements to our system that are already opening new markets for us that show excellent revenue potential. I look forward to leading the company through the remainder of the restructuring process and to working with the Board to execute on the opportunities before us. I also very much look forward to working with Finance 500 to reposition the company’s balance sheet."

Mr. Burchetta stated: “Mr. Rainey has played an integral part in the restructuring of the company to improve the efficiency of its operations and in repositioning the company to succeed in new markets. Mr. Rainey will provide the needed leadership during a transition period as we complete the restructuring of the company. Our relationship with Finance 500 and the company restructuring should enable Debt Resolve to execute its business plan. Debt Resolve is poised to take advantage of the unprecedented increase in defaulted consumer debt. We thank Mr. Montgomery for his many contributions to the company and wish him well in his future endeavors."

Debt Resolve also announced today that it has signed an investment banking agreement with Finance 500, Inc. of Irvine, CA. Finance 500 is one of the largest syndicators of CD’s in the country and has a strong boutique investment banking practice focused on micro-cap technology companies.

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, debt buyers and hospitals with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. The stock of Debt Resolve is traded on the Pink Sheets. Debt Resolve is headquartered in Tarrytown, New York. For more information, please visit the website at www.debtresolve.com.

About Finance 500, Inc.

Finance 500 is a leading provider of client-focused financial services for institutional investors, banks, businesses and individuals. Its Fixed Income Department is one of the nation’s leading underwriters of brokered deposits, serving more than 1,600 banks. It Institutional Sales and Trading Department makes markets in approximately 500 stocks and provides financial consulting, investment banking and technology services to institutional investors and other brokerage firms. Its Investment Banking Department specializes in financing for micro-cap technology companies. Its Advisory Services provides managed portfolio solutions for pension plans, trusts and individuals. Its Brokerage serves approximately 5,000 clients.

Forward-Looking Statements and Disclaimer

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company’s operations, or the performance or achievements of the Company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere in this press release, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of Debt Resolve to realize improvements in operating earnings expected from the acquisition of First Performance; competitive pricing for the Company’s products and services; fluctuations in demand for the Company’s products or services; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the collection of consumer debt; adverse results in current or future litigation; currency movements; and other risk factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and in other filings made from time to time with the SEC. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the Company’s reports filed with the SEC.